SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the registrant       /x/
Filed by a party other than the registrant        / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting Material Pursuant to [ss]240.14a-11(v) or [ss]240.14a-12

                                 SUMMIT BANCORP

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                (Name of Registrant as Specified In Its Charter)

                                 SUMMIT BANCORP

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

[LOGO]

                                             301 Carnegie Center
                                             P.O. Box 2066
                                             Princeton, New Jersey 08543-2066

                                             T. Joseph Semrod
                                             Chairman of the Board and
                                             Chief Executive Officer

March 7, 2000

Dear Fellow Shareholder

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Bancorp. scheduled to be held on Friday, April 14, 2000, at 10:00 a.m. at The Hyatt Regency Princeton,102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

At the meeting, shareholders will be asked to elect seven directors and to ratify the selection of KPMG LLP, independent certified public accountants, to audit the accounts of Summit for 2000. We will also report to you on Summit's current operations and outlook. Members of the Board and management will be available to respond to any questions you may have.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Please vote your shares by telephone, via the Internet or by mail, in the manner described in the attached Proxy Statement. Your prompt cooperation is appreciated.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,


/s/  T. JOSEPH SEMROD
---------------------

SUMMIT
  Bancorp     [LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             FRIDAY, APRIL 14, 2000

TO OUR SHAREHOLDERS

     The Annual Meeting of the shareholders of Summit Bancorp. is scheduled to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, on Friday, April 14, 2000 at10:00 a.m. to vote on these proposals:

          1.   To elect seven directors.

          2. To ratify the selection of KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of Summit Bancorp. and its subsidiaries for the year ending December 31, 2000.

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors by resolution has fixed the close of business on February 15, 2000 as the record date and hour for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please vote your shares by telephone, via the Internet or by mail, in the manner described in the attached Proxy Statement. Please act today.



                                      By order of the Board of Directors

                                      RICHARD F. OBER, JR.
                                      Secretary

March 7, 2000


     PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL, IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU PLAN ON ATTENDING THE ANNUAL MEETING PLEASE SO INDICATE ON YOUR PROXY.

     IMPORTANT NOTICE: ALL SHAREHOLDERS PLANNING TO ATTEND THE ANNUAL MEETING SHOULD REFER TO THE BACK COVER FOR DIRECTIONS TO THE ANNUAL MEETING SITE AND FOR IMPORTANT INFORMATION REGARDING PROCEDURES FOR ADMITTANCE TO THE ANNUAL MEETING.

                                 PROXY STATEMENT

     The mailing address of the corporate headquarters of Summit Bancorp is P.O. Box 2066, Princeton, New Jersey 08543-2066, and the telephone number is (609) 987-3200.

     This Proxy Statement and the enclosed proxy are being sent on approximately March 7, 2000 to shareholders of record as of February 15, 2000. A copy of the 1999 Annual Report to Shareholders, including financial statements,is enclosed.

     The following information is furnished in connection with a solicitation of proxies by the Board of Directors for the Annual Meeting. The Board of Directors does not know of any matter that will or may be presented at the Annual Meeting other than those described in this Proxy Statement. Under New Jersey law, only proposals set forth in the Notice of Annual Meeting may be considered at the Annual Meeting. See "Shareholder Proposals" at p. 24 for a discussion of Summit's By-Law procedures and Securities and Exchange Commission ("SEC") regulations relating to shareholder proposals. If any matters not currently known to the Board of Directors arise at the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

     Your vote is important and you are encouraged to vote your shares today. Shareholders of record may vote by telephone, via the Internet or by mail. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone you do not need to return your proxy card. You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet you do not need to return your proxy card. If you choose to vote by mail, simply mark the enclosed white proxy card, date and sign it, and return it to Equiserve, First Chicago Trust Division in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Each proxy submitted will be voted as directed; however, if not otherwise specified, proxies solicited by the Board of Directors will be voted FOR the Director nominees named herein and FOR the second proposal set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

     If you participate in Summit's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), you will receive a single proxy covering both the shares of Summit common stock you hold in certificate form and the shares of common stock held in your Dividend Reinvestment Plan account by the Dividend Reinvestment Plan Administrator. If a proxy is not returned, shares of common stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.

     Individuals who hold common stock through participation in Summit's Savings Incentive Plan (the "Savings Plan") will receive a separate card for use in providing voting instructions to the Savings Plan's Trustee. Full shares held by the Savings Plan will be voted by the Trustee in accordance with instructions received from participants. Full shares held by the Savings Plan for which no voting instructions are received will be voted by the Trustee in a manner deemed to be in the best interests of the beneficial owners of those shares.

     Individuals who hold Summit common stock through participation in the Prime Bancorp, Inc. 401(k) Plan ("Prime 401(k) Plan") will receive a separate card for use in providing voting instructions to the Trustee of the Prime 401(k) Plan (the "Prime Trustee"). Full shares held by the Prime 401(k) Plan will be voted by the Prime Trustee in accordance with the instructions received from participants.

     You may change your vote at any time prior to the close of voting. Prior to the Annual Meeting you may change your vote by filing a written revocation with the Secretary of Summit or by timely delivering a valid, later dated proxy. During the Annual Meeting you may change your vote by filing a written revocation or a duly executed proxy or ballot bearing a later date with the secretary of the Annual Meeting prior to the close of voting. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.

     The Board of Directors has set the close of business of Summit on February 15, 2000 as the record date and hour for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 172,384,364 shares of Summit common stock issued and outstanding, and there were no other voting securities of Summit outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

     The following companies are subsidiaries of Summit and are sometimes referred to by means of the listed abbreviations: "SumNJ"--Summit Bank (Hackensack, NJ); "SumPA"--Summit Bank (Bethlehem, PA); "SumCT"--SummIT Bank (Norwalk, CT).

     All share numbers and share values have been adjusted to give effect to the three-for-two stock split which became effective September 24, 1997.

                            1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of Summit contains a provision adopted by a vote of the shareholders which divides the Summit Board of Directors into three classes, with each class of directors serving a staggered term of three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire Board of Directors. Presently there are seven directors in Class I, six directors in Class II and five directors in Class III.

     Seven director nominees are standing for election to the Board of Directors at the 2000 Annual Meeting. Six of the director nominees are standing for election to Class I of the Board of Director and one director nominee is standing for election to Class III.

     The terms of the current directors in Class I expire at the 2000 Annual Meeting. Accordingly, the six director nominees standing for election to Class I of the Board constitute six of the seven current members of Class I and are to be elected to serve until the 2003 Annual Meeting and until their successors are elected and qualified. The sole current member of Class I not standing for election, Mr. Fred G. Harvey, a director of Summit since 1988, will be retiring from the Board upon the expiration of his term at the 2000 Annual Meeting. In addition, Mr. Robert G. Cox, a director of Summit since 1996 and a member of Class III, retired from the Board and as President of Summit effective March 1, 2000. The sole nominee for election to Class III of the Board, Mr. Arthur J. Kania, was elected to the Board in December, 1999 and is standing for election by the shareholders at the next Annual Meeting as required by New Jersey law. He is currently a member of, and being nominated for election to, Class III, to serve until the 2002 Annual Meeting and until his successor is elected and qualified.

     Set forth below, with respect to the nominees for election as directors and the continuing members of the Board, are their names, ages, the year in which each first became a director, their principal occupations during the past ten years and other positions. Each director nominee is at present available for election as a member of the Board. If for any reason a director nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute director nominee selected by the Board of Directors or, at its option, the Board of Directors may reduce the number of directors constituting the entire Board. All incumbent directors attended at least 75% of the aggregate of Board meetings and meetings of Committees on which each served, except Mr. Watson who attended 11 of 16 such meetings.

     In accordance with the long-standing practice of Summit's Board of Directors, more than two-thirds of the members of Summit's Board are nonemployee directors. Of the eighteen current members of the Board of Directors, sixteen are not employees of Summit or its subsidiaries. After Mr. Harvey's retirement mentioned above, fifteen of seventeen Board members will be nonemployee directors. In addition to attendance at Board meetings (the Board met 9 times during 1999) and Committee meetings as described below (Committees held 15 meetings in 1999), directors discharge their responsibilities throughout the year by personal meetings and frequent telephone contact with Summit's executive officers and others regarding the business and affairs of Summit and its subsidiaries. Fourteen directors additionally serve on one or more of the Boards of Directors of Summit's bank and nonbank subsidiaries.

     To permit the Board of Summit to more efficiently discharge its duties, Summit has seven standing Board committees which held meetings in 1999 as follows: the Executive Committee (2 meetings), the Audit Committee (4 meetings), the Nominating Committee (1 meeting), the Compensation Committee (2 meetings), the Capital and Dividend Committee (1 meeting), the Risk Management Committee (4 meetings) and the Acquisition Committee(1 meeting).

               CLASS I-- DIRECTOR NOMINEES-- TERM EXPIRING IN 2003


                                James C. Brady, 64, Director since 1996.
                           Managing General Partner (since 1987) of Mill
[PLACE PHOTO HERE]         House Associates, L.P. (real estate and securities
                           investment) and formerly Director (1972-1987) of predecessor Brady Security and Realty Corp.
                           Formerly Chairman of the Board (1990-1993) and
                           Vice Chairman of the Board (1978-1990) of Somerset
                           Trust Company (predecessor bank to SumNJ).
                           Formerly Director (1989-1996) of The Summit
                           Bancorporation. Chairman of the Boys' and Girls'
                           Club of Newark Life Camp, Inc. Director of SumNJ
                           (since 1989). Chair of the Risk Management
                           Committee. Member of Capital and Dividend
                           Committee.


                                T.J Dermot Dunphy, 67, Director since 1984.
                           Chairman (since 1996), Director (since 1971) and
                           former Chief Executive Officer (1971-2000) and
                           President (1971-1996) of Sealed Air Corporation
[PLACE PHOTO HERE]         (specialty and protective packaging materials and
                           systems). Trustee of the Partnership for New
                           Jersey and Committee for Economic Development.
                           Director of Public Service Enterprise Group, Inc.
                           and SumNJ (since 1981). Chair of the Executive and
                           Compensation Committees. Member of the Acquisition and Audit Committees.


                             Thomas H. Hamilton, 69, Director since 1997.
                           Formerly Chairman and Chief Executive Officer
                           (1989-1997) and President (1989-1993; 1995-1997)
[PLACE PHOTO HERE]         of Collective Bancorp, Inc. and Chairman and Chief
                           Executive Officer (1962-1998), President
                           (1962-1989; 1994-1998) and Director (1960-1998) of
                           Collective Bank (predecessor bank to SumNJ).
                           Former Director of the Federal Home Loan Bank of
                           New York. Former member of the Board of Governors of the New Jersey Savings League. Member of the
                           Acquisition, Capital and Dividend and Risk
                           Management Committees.



                                Francis J. Mertz, 62, Director since 1986.
                           Trustee (since 1991), President Emeritus (since
                           1999) and former President (1990-1999) of
                           Fairleigh Dickinson University. Trustee of the St.
[PLACE PHOTO HERE]         James Foundation and Independent College Fund of
                           New Jersey. Director of Liberty Science Center and
                           Hall of Technology, Association of Independent
                           Colleges and Universities in New Jersey, National
                           Association of Independent Colleges and
                           Universities and SumNJ (since 1973). Member of the
                           Audit, Capital and Dividend and Risk Management
                           Committees.


                               T. Joseph Semrod, 63, Director since 1981.
                           Chairman of the Board and Chief Executive Officer
                           (since 1981) and former President (1981-1996) of
                           Summit. Chairman of the Board (since 1981), Chief
[PLACE PHOTO HERE]         Executive Officer (since 1994) and former President
                           (1994-1996) of SumNJ. Former Director of Federal
                           Reserve Bank of New York. Trustee and former Chairman of The Partnership for New Jersey and the International Financial Conference. Member and former
                           Chair of New Jersey State Chamber of Commerce.
                           Co-Chair of Prosperity New Jersey, Inc. Member of the
                           Executive Committee.

                                Douglas G. Watson, 55, Director since 1996.
                           Chief Executive Officer (since 1999) of Pittencrieff
                           Glen Associates (management consulting). Former
                           President, Chief Executive Officer and Director
                           (1997-1999) of Novartis Corporation (healthcare,
[PLACE PHOTO HERE]         agribusiness and nutrition products). Formerly
                           President and Chief Executive Officer (1996-1997) of
                           Ciba-Geigy Corporation (pharmaceutical products)
                           (predecessor to Novartis Corporation) and former
                           President (1986-1996) of the Pharmaceuticals
                           Division, Ciba-Geigy Corporation. Formerly Director of The Summit Bancorporation (1988-1996) and Summit
                           Bank (predecessor bank to SumNJ) (1986-1996).
                           Director of Engelhard Corporation. Member of the
                           Executive, Compensation, Nominating and Risk
                           Management Committees.



             CLASS III -- DIRECTOR NOMINEE -- TERM EXPIRING IN 2002

                                Arthur J. Kania, 68, Director since December,
                           1999. Partner (since 1960) of Kania, Lindner, Lasak
                           and Feeney (and predecessor firms) (attorneys at
                           law). Principal (since 1985) of Trikan Associates
[PLACE PHOTO HERE]         (real estate management and investment). Formerly
                           Director (1997-1999) of Prime Bancorp, Inc. Former
                           Director of PNC Bank, Midlantic Corporation and
                           Continental Bank. Member of Board of Consultors of
                           Villanova University Law School. Former Vice Chairman of the Board of Trustees of Villanova University.
                           Trustee Emeritus and former Chairman of the Board of Trustees of the University of Scranton. Director of Opt-Sciences Corporation and SumPA (since 1997).



            CLASS II -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 2001

                                John G. Collins, 63, Director since 1986. Vice
                           Chairman of the Board of Summit (since 1986) and
                           SumNJ (since 1994). Formerly Chairman of the Board
                           (1983-1986), Director, President and Chief
                           Executive Officer (1982-1986) of Commercial
                           Bancshares, Inc. Chairman and Trustee of
[PLACE PHOTO HERE]         Independent College Fund of New Jersey. Chair of
                           the National Conference of Community and Justice,
                           New Jersey Region. Former Chairman of the Board of
                           Trustees of St. Peter's College and New Jersey
                           Bankers Association. Trustee of Collier Services
                           Foundation. Chairman of Summit Service Corporation
                           (since 1991). Director of Collier Services and
                           SumNJ (1978-1990, 1994-present). Member of the
                           Acquisition Committee.


                                Anne Evans Estabrook, 55, Director since 1994.
                           Sole proprietor (since 1984) of Elberon
                           Development Co. (real estate) and President (since
                           1983) of David O. Evans, Inc. (real estate). Chair
[PLACE PHOTO HERE]         and Director of E'town Corporation, Elizabethtown
                           Water Company and E'town Properties, Inc. Vice
                           Chair of New Jersey Chamber of Commerce and
                           National Chair-Elect of National Association of
                           Industrial and Office Properties. Trustee Emeritus of Cornell University. Formerly Director of
                           Constellation Bancorp (1985-1994) and National
                           State Bank (1978-1994). Director of SumNJ (since
                           1994). Member of the Acquisition, Nominating, Risk
                           Management and Capital and Dividend Committees.


                               William M. Freeman, 47, Director since December,
                           1998. President and Chief Executive Officer of
                           Bell Atlantic-New Jersey (since April, 1998).
                           Former President and Chief Executive Officer
                           (1994-1998) and Director, Customer Service Centers
[PLACE PHOTO HERE]         (1992-1993) of Bell Atlantic-Washington, D.C.
                           Former Executive Director, External Affairs
                           (1993-1994) of Bell Atlantic. Former Director,
                           External Affairs (1987-1991) of Bell Atlantic
                           Network Services. Member of New Jersey Commission on Higher Education. Member of the Board of Directors of the New Jersey Chamber of Commerce and Prosperity New Jersey, Inc. Member of
                           Compensation, Executive, Nominating and Risk
                           Management Committees.

                               George L. Miles, Jr., 58, Director since 1994.
                           President and Chief Executive Officer (since 1994)
                           of WQED Pittsburgh, Inc. (television and radio
                           broadcasting and magazine publishing). Former
                           Executive Vice President and Chief Operating
[PLACE PHOTO HERE]         Officer (1984-1994) of Thirteen/WNET (television
                           broadcasting). Chairman of the Board of the Urban
                           League of Pittsburgh. Trustee of the Foundation for Minority Interests in Media, Inc. Former
                           Chairman of the Board of Trustees of the Association for America's Public Television
                           Stations. Director of SumNJ (since 1994). Member of the Acquisition, Audit, Executive, Compensation and Nominating Committees.


                                Raymond Silverstein, 72, Director since 1991.
                           Consultant (since 1989) and former Principal
                           (1949-1989) of Alloy, Silverstein, Shapiro, Adams,
                           Mulford & Co., P.C. (certified public
                           accountants). Director (1970-1975, 1980-present)
[PLACE PHOTO HERE]         of SumNJ. Formerly Chairman of the Board
                           (1987-1994) of United Jersey Bank/South, N.A.
                           (predecessor bank to SumNJ). Former Chairman of the Board of Kennedy Health Care Foundation.
                           Former Trustee of John F. Kennedy Hospital and
                           William Likoff Cardiovascular Institute of
                           Hahneman University. Chair of the Nominating
                           Committee. Member of the Acquisition, Executive,
                           Compensation, Capital and Dividend and Risk
                           Management Committees.


                                Orin R. Smith, 64, Director since 1996. Chairman
                           of the Board (since 1995), Director (since 1981)
                           and Chief Executive Officer (since 1984) of
[PLACE PHOTO HERE]         Engelhard Corporation (environmental technologies
                           and performance products and related services).
                           Formerly Director (1984-1996) of The Summit
                           Bancorporation. Director of Ingersoll-Rand
                           Company, PE Corporation, Vulcan Materials Company and SumNJ (since 1981). First Vice Chairman of
                           Centenary College. Overseer, New Jersey Institute of Technology. Trustee of Plimoth Plantation.
                           Member of the Acquisition, Audit, Capital and
                           Dividend and Nominating Committees.



            CLASS III -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 2002

                               Robert L. Boyle, 64, Director since 1986.
                          Representative (since 1987) with the William H.
                          Hintelmann Firm (realty and insurance) and
                          Publisher Emeritus (since 1978) of The Dispatch
[PLACE PHOTO HERE]        (newspaper). Regent Emeritus of St. Peter's
                          College. Member of the State of New Jersey Supreme
                          Court Disciplinary Oversight Committee. Trustee of
                          Oceanic Free Library Association and Parents
                          Support Group of New Jersey. Director of the New
                          Jersey Lawyer and SumNJ (since 1964). Member of the Audit and Nominating Committees.

                                Elinor J. Ferdon, 63, Director since 1984.
                          Volunteer professional. Director (since 1974),
                          former National President (1996-1999), former
                          First Vice President (1993-1996) and former Vice
                          President (1987-1993) of the Girl Scouts of U.S.A.
[PLACE PHOTO HERE]        Trustee of World Foundation for Girl Guides and
                          Girl Scouts, Inc. Vice Chair of Liberty Science
                          Center and Hall of Technology. Member of the Board of Governors of United Way of America. Trustee of the National Urban League, Inc. Trustee Emeritus of Fairleigh Dickinson University and Stoneleigh
                          Burnham School. Director of SumNJ (since 1976).
                          Chair of the Audit Committee. Member of the Executive, Compensation and Risk Management
                          Committees.


                              William R. Miller, 72, Director since 1997. Former
                          Senior Vice President, Manufacturing, (1975-1991)
                          of Lenox China, Inc. (manufacturer of china and
[PLACE PHOTO HERE]        housewares). Formerly Director (1989-1997) of
                          Collective Bancorp, Inc. and Collective Bank
                          (predecessor bank to SumNJ) (1985-1998). Member of the Audit, Executive, Compensation and Capital and
                          Dividend Committees.


                              Joseph M. Tabak, 67, Director since 1987. Chair
                          and Chief Executive Officer (since 1991) of JPC
                          Enterprises, Inc. (distributor of paper and
                          plastic disposable products). Former Chairman
[PLACE PHOTO HERE]        (1988-1989) and former President (1971-1988) of
                          Bunzl Distribution USA, Inc., Northeastern
                          Division and predecessor Jersey Paper Company
                          (distributor of paper and plastic disposable products). Trustee of St. Peter's Hospital
                          Foundation and Highland Park Conservative Temple.
                          Director of SumNJ (since 1981). Chair of the
                          Acquisition Committee. Member of the Audit,
                          Nominating and Risk Management Committees.

                 BENEFICIAL OWNERSHIP OF SUMMIT COMMON STOCK

                       BY DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the number of shares of Summit common stock beneficially owned by each Director of Summit, by each executive officer listed in the Summary Compensation Table and by all Directors and executive officers of Summit as a group as of February 25, 2000. The beneficial owners listed below hold sole voting and investment power over all shares listed, except as indicated. To Summit's knowledge, there is no person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) who beneficially owned five percent or more of the outstanding voting securities of Summit as of February 25, 2000.

                                                                     PERCENTAGE
                                                     SHARES           OF SUMMIT
                                                  BENEFICIALLY         COMMON
                                                      OWNED             STOCK
                                                  ---------------    -----------
Robert L. Boyle ...............................       94,802(1)         .055%
James C. Brady ................................      300,172(2)(3)      .174%
John G. Collins ...............................      522,192(4)(5)      .303%
Robert G. Cox .................................      743,935(4)(6)      .432%
T.J. Dermot Dunphy ............................      115,292            .067%
Anne Evans Estabrook ..........................       55,082            .032%
Elinor J. Ferdon ..............................       30,557(7)         .018%
William M. Freeman ............................        1,300            .001%
Thomas H. Hamilton ............................    1,159,944(8)         .673%
Fred G. Harvey ................................        4,456(9)         .003%
Arthur J. Kania ...............................      808,710(10)        .469%
James J. Lynch ................................      163,332(4)         .095%
Sabry J. Mackoul ..............................      190,309(4)(11)     .110%
Francis J. Mertz ..............................       18,006(12)        .010%
George L. Miles, Jr. ..........................        3,784(13)        .002%
William R. Miller .............................       20,499(14)        .012%
T. Joseph Semrod ..............................    1,247,648(4)(15)     .724%
Raymond Silverstein ...........................       60,986(16)        .036%
Orin R. Smith .................................       23,943(2)(17)     .014%
Joseph M. Tabak ...............................       82,949            .048%
Douglas G. Watson. ............................       27,325(2)(18)     .016%
All Directors and executive officers
   as a group (38) ............................        7,394,114(19)   4.289%

------------

     (1) Includes 23,847 shares held in trusts for which Mr. Boyle serves as trustee, and 1,587 shares owned by Mr. Boyle's wife over which Mr. Boyle disclaims voting and investment powers.

     (2) Includes 1,350 shares which may be acquired within 60 days pursuant to options granted under The Summit Bancorporation 1995 Director Stock Option Plan and converted into options to purchase Summit Common Stock.

     (3) Includes 28,578 shares held by family trusts. As Co-trustee, Mr. Brady shares voting and investment powers over such shares.

     (4) Includes shares which may be acquired immediately or within sixty days granted under one or more of Summit's Stock Option Plans as follows: Mr. Collins--308,270 shares, Mr. Cox--482,050 shares, Mr. Lynch--133,645 shares, Mr. Mackoul--117,000 shares, and Mr. Semrod--912,950 shares.

     (5) Includes 48,907 shares owned jointly with Mr. Collins' wife over which Mr. Collins shares voting and investment powers.

     (6) Includes 814 shares held by Mr. Cox as custodian for a minor child and 24,526 shares owned by Mr. Cox's wife over which Mr. Cox disclaims voting and investment powers.

     (7) Includes 4,500 shares owned by Mrs. Ferdon's husband over which Mrs. Ferdon disclaims voting and investment powers.

     (8) Includes 107,125 shares held by The Thomas H. Hamilton Foundation, Inc. As President and Trustee of The Thomas H. Hamilton Foundation, Inc., Mr. Hamilton has voting and investment powers over such shares.

     (9) Mr. Harvey owns all of these shares jointly with his wife and shares voting and investment powers with respect to these shares.

     (10) Includes 629,775 shares held by a family trust, of which Mr. Kania was grantor, which is managed by an independent trustee and over which Mr. Kania disclaims voting and investment powers. Also includes 6,250 shares held by Mr. Kania's wife over which Mr. Kania disclaims voting and investment powers.

     (11) Includes 56,399 shares owned jointly with Mr. Mackoul's wife over which Mr. Mackoul shares voting and investment powers.

     (12) Includes 1,410 shares held by Mr. Mertz as custodian for minor children, 4,175 shares owned jointly with Mr. Mertz's wife over which Mr. Mertz shares voting and investment powers, and 262 shares owned by Mr. Mertz's wife over which Mr. Mertz disclaims voting and investment powers.

     (13) Includes 685 shares owned by Mr. Miles' wife over which Mr. Miles disclaims voting and investment powers.

     (14) Includes 15,802 shares owned jointly with Mr. Miller's wife over which Mr. Miller shares voting and investment powers.

     (15) Includes 622 shares held by Mr. Semrod's wife as custodian for a minor child, 1,068 shares owned by Mr. Semrod's wife and 1,143 shares owned by a family member living in the same household over which Mr. Semrod disclaims voting and investment powers.

     (16) Includes 2,145 shares owned by Mr. Silverstein's wife over which Mr. Silverstein disclaims voting and investment powers and 344 shares owned by a partnership in which Mr. Silverstein is a general partner and shares voting and investment powers.

     (17) Includes 744 shares owned by Mr. Smith's wife over which Mr. Smith disclaims voting and investment powers.

     (18) Mr. Watson owns all of these shares jointly with his wife and shares voting and investment powers.

     (19) Voting and investment powers are shared as to 414,213 and disclaimed as to 690,321 of these shares. Includes 2,951,109 shares which may be acquired within 60 days under all stock option plans.

                         CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has adopted the Corporate Governance Guidelines set forth below for the management of Summit.

DUTIES OF DIRECTORS.

o The business and affairs of Summit shall be managed by its officers under the direction of the Boardof Directors.

o    Each director owes a fiduciary duty of loyalty to Summit.

o    Each director owes a fiduciary duty of care and diligence to Summit.

o Each director, in discharging the director's duties to Summit and in determining what the director reasonably believes to be in the best interest of Summit, may, in addition to considering the effects of any action on shareholders, consider the effects on Summit's employees, suppliers, creditors, customers, the communities it serves, and the long term as well as the short-term interests of Summit and its shareholders.

o    Each director should represent all shareholder interests.

o It is desirable that an outside director serves on the board of one of Summit's subsidiaries.

DIRECTOR QUALIFICATIONS AND BOARD STRUCTURE.

o Not less than two-thirds of the directors shall be outside directors, i.e., persons not (i) currently employees of Summit, (ii) former executive officers of Summit, or (iii) professional advisors, consultants or counsel receiving material compensation for services to Summit.

o    Each director must own at least 1,000 shares of common stock of Summit.

o    A director may not be elected to a new term after reaching age 73.

o Inside directors must retire from the Board upon retirement from full-time employment with Summit.

o A director whose personal circumstances change significantly (such as retirement, a change in employment, or circumstances which compromise the director's ability to serve Summit) shall offer to resign from the Board, subject to the Board's discretion to accept or reject the offer of resignation in the best interests of Summit.

o Depth and breadth of business and civic experience in leadership positions, ties to Summit's markets, and diversity of Board membership are criteria considered in reviewing nominees for the Board. Summit's By-Laws provide for shareholder nominations in accordance with specified procedures. Shareholders may also informally submit names to the Nominating Committee.

o The Board has determined not to set a limit on the maximum time an individual may serve as director or adopt policies on an ideal size for the Board or whether or not the positions of Chairman and Chief Executive Officer should be separate, in order to be free to make the choices which seem best for Summit at any particular time.

COMMITTEE STRUCTURE AND RESPONSIBILITIES.

o All Committee appointments shall be made by the Board. Outside directors normally serve on at least two Committees.

o Committees shall regularly report their activities to the full Board. All Commitee minutes shall be sent to each director.

o The Chair of the Executive Committee is an officer of Summit under its By-Laws and shall be an outside director. The Chair of each other Committee shall be an outside director.

o The Compensation, Audit and Nominating Committees shall consist solely of outside directors. A majority of members of all other Committees shall be outside directors.

o The Executive Committee shall exercise the powers of the Board of Directors between meetings of the Board to the extent permitted by law. The Executive Committee shall be responsible for planning management succession.

o The Compensation Committee recommends to the Board employment, promotion and remuneration arrangements for executive officers and directors. The Compensation Committee shall approve all executive incentive plans and grants to executive officers thereunder. A portion of executive compensation shall be based on the performance of Summit and its business units. The Compensation Committee shall review the performance and salary of the Chief Executive Officer and senior executives annually. The Board shall meet annually in executive session with the Chief Executive Officer to discuss the recommendations of the Compensation Committee. The Compensation Committee shall also review the compensation of the outside directors annually. Employee directors shall not receive additional compensation for service as directors.

o The Audit Committee shall recommend the engagement and discharge of independent certified public accountants, review their annual audit plan and the results of their auditing activities, and consider the range of audit and non-audit fees. It shall also review the general audit plan, scope and results of Summit's procedures for internal auditing, the independence and quality of service of the internal and external auditors, the adequacy of the internal control structure and progress of Summit's compliance program. The reports of examination of Summit and its subsidiaries by state and federal bank regulatory examiners shall be reviewed by the Audit Committee. The Audit Committee shall meet periodically in executive session with the independent certified public accountants. It shall have authority to employ independent legal counsel.

o The Nominating Committee considers the appropriate size and makeup of the Board, and will seek nominees to fulfill Summit's qualifications and criteria for directors when it deems additions to the Board to be desirable. It will consider nominations from shareholders. The Nominating Committee shall review the performance of incumbent directors whose terms expire prior to their renomination.

o The Capital and Dividend Committee and the Board shall review Summit's dividend policy and capital program at least annually.

o The Acquisition Committee reviews acquisition strategy and reviews and recommends to the Board proposals for significant acquisitions.

o The Risk Management Committee has oversight responsibility for implementation of the enterprise risk management program of Summit. This program involves the identification of risks, risk measurement, guidelines for risk tolerance, development of risk controls and monitoring of risks. The risk elements are credit, market, liquidity, interest rate, operational, legal, reputational, fiduciary, compliance and environmental risk.

BOARD FUNCTIONS.

o Financial and investment results of Summit generally will be reported to the Board at each regularly scheduled meeting.

o The Board will annually review and approve the operating and capital plans (budgets).

o Management shall periodically prepare an updated strategic plan for Summit, which shall be presented to the Board for its consultation, advice and approval.

o The Annual Report to Shareholders, SEC Form 10-K, and the Proxy Statement shall be reviewed by the Board.

GENERAL POLICIES.

o    The Board encourages active efforts to seek diversity among employees.

o The Board believes that Summit and its subsidiaries should be good corporate citizens and serve the convenience and needs of their communities.

o The Board has approved a Code of Business Conduct and provided a Compliance Line which permits anonymous reporting of violations.

o The Board has issued a comprehensive policy regarding appropriate circumstances under which directors and officers may purchase or sell Summit common stock.

o Board members have complete access to executive officers of Summit. Senior executives regularly attend portions of the Board Meetings to make presentations and respond to questions. The Board encourages presentations from officers other than senior executives who have expertise and future potential.

o The Board believes that individual directors other than the Chairman of the Executive Committee should not communicate on CORPORATE ISSUES with the press, investors or employee groups without approval of the Board or Executive Committee or at the request of management.

o These corporate governance guidelines have been approved by the Board and may be amended by the Board as it deems appropriate.

NOMINATIONS TO SUMMIT'S BOARD

     The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to the Secretary by October 1 for consideration for proposal at the next annual meeting. Summit's By-Laws state that a nominee must own 1,000 shares of Summit Common Stock and be under the age of 73. Various state and federal laws contain provisions prohibiting or limiting officers and directors of certain public utility holding companies and competitors of Summit from serving on Summit's Board. Details may be obtained from the Secretary.

     Summit's By-Laws provide that nominations for the election of directors may be made at an annual meeting by any shareholder entitled to vote at the annual meeting but only if written notice of such intent, sent either by personal delivery or by United States mail, is received by the Secretary of Summit not later than 80 days and not earlier than 100 days in advance of the first anniversary of the preceding year's annual meeting (unless such annual meeting is more than 30 days before or 60 days after such anniversary, in which case such notice must be delivered not later than the later of 80 days prior to such annual meeting or 10 days after public announcement of the meeting date.) The notice must set forth:

     o the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

     o a representation that such holder is a holder of record of shares of Summit entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

     o a description of all arrangements or understandings between such holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such holder;

     o such other information regarding each nominee proposed by such holder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and

     o the consent of each nominee to serve as a director of Summit if so elected and a representation by such nominee that such person, at the time of notification satisfies, and, on the date of the Annual Meeting and thereafter during the continuation of directorship, will satisfy the qualifications for service as a director as set forth in Section 13 of Article III of the By-Laws.

     Summit's By-Laws also provide that the chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

REMUNERATION OF OUTSIDE DIRECTORS

     Outside directors, i.e., directors who are not employees of Summit or one of its subsidiaries, currently receive an annual retainer of $27,000 and $1,200 for each Board, Committee and Subcommittee meeting attended. In 1999, Mr. Dunphy, Chair of the Executive and Compensation Committees, received an additional $10,000 annual retainer and Mrs. Ferdon, Chair of the Audit Committee, received an additional $5,000 annual retainer. Outside directors who serve as directors of subsidiaries also receive fees from such subsidiaries, which vary in amount, with annual retainers for membership on bank subsidiary boards ranging from $4,000 to $13,500 and fees for meetings attended ranging from $500 to $750. An outside director may elect to defer payment of fees from Summit and its bank subsidiaries until reaching a stated age or until conclusion of service as a director, with interest on deferred sums payable at the rate paid by SumNJ for IRA and Keogh Accounts.

     A retirement plan for individuals who are outside directors of Summit on the date their service as a Summit Director ends provides that outside directors with five or more years of service as a Summit Director (a "Vested Director") are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon the Vested Director's attainment of age 65 and retirement from the Summit Board or upon the Vested Director's disability, payments equal to the highest annual retainer rate in effect at any time for service as a Summit Director during the two-year period immediately preceding the Vested Director's date of retirement or, if earlier, date of death or disability. The plan further provides that, in the event a Vested Director dies before receiving all benefits to which he or she is entitled, the Vested Director's surviving spouse is entitled to receive all benefits not received by the deceased Vested Director, commencing upon such Vested Director's death. Upon a Change in Control of Summit (as defined in the plan) the plan provides that each director then sitting on the Summit Board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years or twice the number of years served as a director, whichever is less, payments equal to the higher of (i) the director's annual retainer at the time of the director's termination of Board service, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Change in Control, commencing on the latest to occur of (a) the termination of the director's Board service, (b) attainment of age 65 or (c) any date designated by the director prior to the Change in Control.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed exclusively of directors who are not officers or employees of Summit or any of its subsidiaries. It is presently chaired by Mr. Dunphy, who also serves as Chair of the Executive Committee, and includes Mrs. Ferdon, Chair of the Audit Committee, Mr. Harvey, Chair of the Capital and Dividend Committee, Mr. Silverstein, Chair of the Nominating Committee and Messrs. Freeman, Miles, Miller and Watson.

     Summit's executive compensation program is a coordinated and balanced program consisting of:

          o    Salary and benefits;

          o    Incentive cash compensation;

          o    Stock option program; and

          o    Long-term performance stock program

     A number of elements are taken into account in determining an executive compensation program, including company size and performance, management philosophy, stock market price volatility, industry practices, company culture and organizational structure. A balance must be achieved among:

          o Aligning the executives' goals with the shareholders' goals of stock appreciation and yield;

          o Summit's goals of attracting, retaining and motivating the best possible executives in a cost-effective way; and

          o The executives' goals of maximizing the amount and certainty of compensation as well as security of position.

     The elements of the executive compensation program fulfil different purposes:

          o The incentive cash feature stresses the importance of achieving specific goals each year.

          o The stock option and stock award programs are intended to provide a long-term incentive to build Summit's profits. They also serve as a strong motivator, a capital accumulation opportunity and a retention mechanism. Stock awards are also tax deductible by Summit in most cases without incurring any cash outlay. By increasing the shareholdings of executives, the stock programs align the goals of Summit executives with those of Summit shareholders. These programs are submitted to the shareholders for approval prior to their implementation.

     The Compensation Committee believes that the Summit executive compensation program provides an appropriate balance between cash and stock to maximize long-term shareholder interests. A compensation program that focuses on long-term stock incentives represents more risk to the executive because the compensation decreases if Summit's stock price declines. However, there is potentially more reward if the stock does appreciate, reflecting the increasing reward to the shareholders.

     The principal components of the compensation program can be seen in the Summary Compensation Table on page 13 under the following column headings: "(c) Salary," "(d) Bonus," "(f) Restricted Stock Awards,""(g) Securities Underlying Options" and "(h) LTIP Payouts." Reporting of awards under the long-termperformance stock program is split among three of the foregoing headings: (i) the unrestricted portion (generally, one-fifth) of each year's incentive stock award appears in the column titled "(d) Bonus" where it is aggregated with an executive's incentive cash bonus award, (ii) the restricted portion (generally, four-fifths) of each year's incentive stock award appears under the general caption "Long Term Compensation" in the column titled "(f) Restricted Stock Awards" and (iii) performance stock awarded in a prior year which an executive officer becomes entitled to receive by virtue of the attainment of the related performance goal (in some cases subject to certain additional restrictions on transferability which lapse in annual installments) appears in the column titled "Payouts--(h) LTIP Payouts." The last column of the Cash Compensation Table, "(i) All Other Compensation," aggregates the remaining miscellaneous forms of compensation, including term life insurance premiums paid on behalf of the executives under the Summit life insurance program applicable to all employees and the employer matching contributions paid to the executives' accounts in the Savings Plan, a profit sharing and retirement plan established under Section 401(k) of the Internal Revenue Code of 1986 (the "Code"), pursuant to which Summit matches, subject currently with respectto 2000 to a maximum employer contribution of $7,650, 100% of voluntary contributions by an employee upto the first 3% of the employee's base salary and 50% of voluntary contributions by an employee for up to an


--------------------------------------------------------------------------------

                                             SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                    ----------------------------------
                                           ANNUAL COMPENSATION               AWARDS          PAYOUTS
                                     -----------------------------  ----------------------- ----------
        (a)                 (b)      (c)        (d)        (e)         (f)            (g)        (h)        (i)
                                                          OTHER
                                                         ANNUAL    RESTRICTED      SECURITIES    LTIP       ALL OTHER
NAME AND                                                  COMPEN-    STOCK         UNDERLYING   PAYOUTS      COMPEN-
PRINCIPAL POSITIONS        YEAR   SALARY($)  BONUS($)(1) SATION($) (2)AWARDS($)(3)  OPTIONS(#) ($)(3)(4)  SATION($)(5)
-------------------        ----   --------   ----------- --------- -------------- ----------- ---------  ------------
T. Joseph Semrod           1999  $890,000    $  654,916   $ --     $  219,665       190,750   $398,907    $14,922
  Chairman of the Board    1998   837,500       877,150     --        540,600        95,000    834,750     14,324
  and CEO of Summit and    1997   775,000     1,094,013     --      1,576,050       129,000    748,125     13,067
  SumNJ

Robert G. Cox              1999  $580,000    $  325,000   $ --       $      0             0   $339,071    $11,403
  President of Summit      1998   556,000       502,275     --        461,100        81,000    709,538     11,904
  and SumNJ                1997   517,000       679,225     --      1,236,900       109,000    635,906     10,767

John G. Collins            1999  $500,000    $  273,668   $ --     $   94,674        65,000   $265,938    $11,544
  Vice Chairman of the     1998   435,000       339,575     --        270,300        45,000    258,375     10,979
  Board of Summit and      1997   392,500       444,513     --        778,050        50,000    149,625      9,721
  SumNJ

James J. Lynch(6)          1999  $355,703    $  162,233     --     $   48,933        40,000    $  --      $19,749
  Senior Executive         1998      --            --       --           --            --         --         --
  Vice President of        1997      --            --       --           --            --         --         --
  Summit, Chairman of
  the Board, President
  and CEO of SumPA

Sabry J. Mackoul           1999  $325,000    $  162,233   $ --     $   48,933        40,000   $ 73,133    $ 9,234
  Senior Executive Vice    1998   300,000       235,568     --        282,270        21,000    109,313      9,288
  President/Commercial     1997   280,500       196,409     --        145,635        24,000     59,580      7,168
  Banking of Summit
  and SumNJ

--------------------

(1) Includes value of unrestricted portion of incentive stock award and any cash bonus, both of which are paid in the fiscal year following the fiscal year for which they are reported.

(2) Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual, and are therefore excluded from "Other Annual Compensation."

(3) The total number of shares of incentive stock and performance stock awards still subject to restrictions on transferability held and their aggregate market value as of December 31, 1999 are as follows: Mr. Semrod: 76,120 shares, $2,331,175; Mr. Cox: 63,191 shares, $1,935,224; Mr. Collins: 31,020 shares, $949,988 Mr. Mackoul: 13,505 shares, $413,591; Mr. Lynch: 0 shares, $0.

     The vesting period of the incentive stock and performance stock awards subject to restrictions on transferability with respect to each of the three years in the table above were as follows:

                           1 YEAR       2 YEARS        3 YEARS        4 YEARS
                           ------       -------        -------        -------
T.J. Semrod      1999       5,065         5,065          5,065          5,065
                 1998       7,600         7,600          7,600          7,600
                 1997      10,900        10,900         10,900         10,900

R.G. Cox         1999       2,550         2,550          2,550          2,550
                 1998       6,470         6,470          6,470          6,470
                 1997       8,750         8,750          8,750          8,750

J.G. Collins     1999       2,890         2,890          2,890          2,890
                 1998       3,000         3,000          3,000          3,000
                 1997       4,500         4,500          4,500          4,500

S.J. Mackoul     1999       1,010         1,010          1,010          1,010
                 1998       2,010         2,010          2,010          2,010
                 1997         970           970            970            970

J. J. Lynch      1999         460           460            460            460
                 1998        --            --             --             --
                 1997        --            --             --             --

Dividends are paid on all shares of restricted stock held by the named executive officers.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(4) Contains entire performance stock award (made in the year for which listed) which an executive became entitled to receive (in the year following the year for which listed) by virtue of the attainment of the performance goal relating to the year listed.

(5) Amounts listed under "All Other Compensation" for 1999 include Company contributions to the Savings Plan ("SIP") and the dollar value of insurance premiums paid with respect to term life insurance (INS) for the named executive officers as follows: Mr. Semrod: SIP-$7,190, INS-$7,732; Mr. Cox:
     SIP-$6,496, INS-$4,907; Mr. Collins: SIP-$7,200, INS-$4,344; Mr. Mackoul:
     SIP-$6,484, INS-$2,750; Mr. Lynch: SIP-$6,667, INS-$1,166. The amount shown for Mr. Lynch also includes $11,916 attributable to a distribution from a Prime Bancorp, Inc. profit sharing plan.

(6) Mr. Lynch joined Summit during 1999 in connection with the merger of Prime Bancorp, Inc. into Summit, although compensation information provided herein with respect to Mr. Lynch is given for all of 1999. The merger of Prime into Summit, and the commencement of Mr. Lynch's employment with Summit, occurred subsequent to the January, 1999 performance stock awards.

                        OPTION GRANTS IN LAST FISCAL YEAR

  (a)                                        (b)           (c)         (d)          (e)           (f)
                                                       PERCENT OF
                                          NUMBER OF       TOTAL
                                         SECURITIES      OPTIONS    EXERCISE
                                         UNDERLYING    GRANTED TO      OR
                                           OPTIONS    EMPLOYEES IN  BASE PRICE   EXPIRATION       GRANT DATE
NAME                                     GRANTED(1)    FISCAL YEAR  ($/SH)(2)      DATE     PRESENT VALUE ($)(3)
----                                     ----------    -----------  ---------    --------   --------------------
T. Joseph Semrod (CEO) ................    95,000         2.9%        $39.88     2/1/2009      $1,136,132
Robert G. Cox .........................    81,000         2.5%        $39.88     2/1/2009         968,702
John G. Collins .......................    45,000         1.4%        $39.88     2/1/2009         538,168
Sabry J. Mackoul ......................    21,000          .6%        $39.88     2/1/2009         251,145
James J. Lynch(4) .....................        --           --            --           --              --

----------------

(1) The stock option grants listed in this table are reported as 1998 compensation on the Summary Compensation Table.

(2) Exercise price equals 100% of the fair market value of a share of Summit common stock on the grant date, which was January 22, 1999 for all options listed above. All listed options are nonqualified options, become exercisable one year from the date of grant and terminate upon a termination of employment, except termination of employment occurring due to death, disability, retirement, resignation by mutual agreement or dismissal without cause.

(3) Black-Scholes Option Pricing Model used. The Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 29.99% of the stock price on the date of the grant. The estimated volatility of 26.86% and dividend yield of 2.94% were based on historical data from the prior three years. The estimated value also reflects a risk-free rate of return of 5.11% and a 10-year and ten-day option term.

(4)  Mr. Lynch joined Summit subsequent to the January, 1999 stock option grant.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


   (a)                               (b)             (c)            (d)         (e)          (f)             (g)
                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                        OPTIONS                    OPTIONS
                                                                    AT FY-END(#)(1)              AT FY-END($)(1)
                              SHARES ACQUIRED                  --------------------------   ---------------------------
NAME                          ON EXERCISE(#) VALUE REALIZED($) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -------------- ----------------- -----------  -------------   ----------   --------------
T. Joseph Semrod (CEO) ........  104,257       $2,196,201        817,950      95,000          $9,119,957    $      0
Robert G. Cox(2) ..............   42,525        1,377,640        401,050      81,000           2,202,289           0
John G. Collins ...............   29,940          872,003        263,270      45,000           2,805,639           0
Sabry J. Mackoul ..............        0                0         96,000      21,000             502,500           0
James J. Lynch(3) .............        0                0        118,796      29,698           2,051,491     512,856

----------------

(1) Year-end 1999 numbers and values exclude options granted in February 2000, which are reported as 1999 compensation on the Summary Compensation Table.

(2) Includes options granted by The Summit Bancorporation prior to its merger with Summit in 1996, which options were converted in the merger into options to purchase Summit common stock.

(3) Includes options granted by Prime Bancorp, Inc. prior to its merger with Summit in 1999, which options were converted in the merger into options to purchase Summit common stock.

-------------------------------------------------------------------------------
additional 3% of the employee's base salary. Employees become eligible to participate in the Savings Plan after three months of service, although no matching contributions are made until after the employee has completed one year of service. Approximately 46% of the Savings Plan's assets are invested in Summit common stock, further aligning the employees' interests with those of the shareholders.

     The Compensation Committee periodically utilizes surveys and advice provided by outside compensation consultants in arriving at and making adjustments to the total compensation package appropriate for the executive officers of Summit. The surveys considered by the Compensation Committee for this purpose are primarily peer industry surveys but cross-industry surveys are also reviewed. The peer companies included in the peer industry surveys are either selected by the independent firms which conduct the surveys, or, in some cases such as the 1999 base salary survey discussed below, by Summit, but in either case consist of the commercial banks and bank holding companies operating primarily in the United States which are generally in the same asset size group as Summit. All but four of the fourteen companies in the 1999 base salary survey in existence at 1999 year end are in the S&P Banks Index in the "STOCK PERFORMANCE GRAPH" section. In 1999 the Compensation Committee broadened middle management participation in the cash bonus and long-term performance stock programs. Executive officer awards under the stock award program moved toward a greater utilization of performance stock awards.

     Salary. Base salaries for executive officers, when initially set, are generally dependent upon peer industry salaries paid for comparable positions (as reflected in peer industry salary surveys) and correlate generally to the size of the organization. The responsibilities to be undertaken and the experience level of the particular executive officer are also taken into consideration when setting a salary. The Compensation Committee seeks to maintain average executive officer salaries near peer industry medians. With respect to increases in base salaries, the overall general performance of Summit for a given year, as well as trends in the economy and the banking industry, are taken into account in arriving at a percentage increase which is applied company-wide as a guideline to the merit salary increases of all employees, including executive officers. Deviations from the guideline percentage are permitted in cases of exceptionally superior or inferior performance and to correct significant variances from marketplace salaries. A guideline percentage of 4% was applied to merit salary increases during 1999 and will be applied to merit salary increases during 2000.

     Cash Bonus. Cash bonuses are awarded pursuant to the Management Incentive Plan, a short-term plan put into effect in 1998. The Management Incentive Plan provides for awards of cash bonuses to key officers of Summit at the conclusion of a fiscal year based on Summit's performance in relation to goals set for Summit at the beginning of the year, Summit's performance compared to peers, and the individual performance of the officers involved and their profit centers. The aggregate amount of bonuses may not exceed 50% of aggregate participants' salaries and no bonuses will normally be paid when the after-tax income of Summit is less than 7% of average capital for the year, subject to the right of the Compensation Committee to make exceptions when deemed warranted. The Management Incentive Plan provides for individual bonuses of up to 150% of targets, which ranged from 5% to 60% of salaryfor 1999.

     The Compensation Committee periodically uses surveys and recommendations provided by outside compensation consultants to establish percentages of base salary representing a cash bonus guideline for executive officers and ranges for permissible deviations from that guideline, based on its qualitative assessment of individual performance. In determining the corporate performance objectives, the Compensation Committee assigns relative weights to several categories each year which reflect, in its judgment, for that year, the relative importance of each category to the long-term prospects of Summit. In 1999 the Compensation Committee evaluated Summit's performance using three categories: financial plan (including earnings growth), comparison to industry peers, and corporate positioning objectives. The Compensation Committee gave particular consideration to franchise-building efforts in bank and insurance agency acquisitions, cross-selling referrals between lines of business, growth of retail deposits through pricing strategies and the Summit Navigator Account, continued efforts to improve customer service while containing costs, capital management through shelf registrations, stock buybacks and a 10% dividend increase, and successful Year 2000 remediation efforts.

     The Compensation Committee determined that 1999 corporate performance met the corporate performance objectives for payment of the cash bonus guideline. The Committee then assessed individual performance in determining each senior executive officer's bonus. Because corporate performance achieved the prior year had exceeded the corporate performance objectives, the cash bonuses paid for 1999 were lower for a majority of the senior executive officers. The cash bonuses for each of the named executive officers are included in the SUMMARY

COMPENSATION TABLE in column (d). Mr. Lynch received the maximum cash bonus under the Key Executive Incentive Compensation Plan of Prime Bancorp, Inc., which was merged into Summit on August 1, 1999, based on earnings growth and return on assets targets achieved through that date, and an additional amount based on his subsequent contributions to Summit, especially in merger integration.

     Stock Bonus and Long Term Compensation. To encourage growth in shareholder value, the Compensation Committee believes that senior executives who are in a position to make a substantial contribution to the long-term success of Summit should have a significant stake in Summit and its ongoing success. See "Executive Stock Ownership Guidelines" on p. 22. An equity position in the business focuses attention on managing Summit as an owner. To encourage growth in shareholder value, the stock component of the executive compensation program includes a long-term performance stock program and a stock option program. These stock-based programs are designed to mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of time.

     The Long-Term Performance Stock Program is designed to reward executives who meet predetermined performance standards and retain the executives by paying out stock over a period of time. The program consists of: (i) performance stock awards, which are (x) awards made with respect to services rendered in the prior fiscal year following the attainment of Summit, division and personal performance standards but which are earned only upon the subsequent attainment of one or more objectively verifiable future performance goals, (y) fixed with respect to the number of shares underlying the award at the time the performance goals are set, and (z) intended to qualify for the performance based exemption (the "Performance Based Exemption") under Section 162(m) of the Code; and (ii) incentive stock awards, which are awards made with respect to services rendered in the prior fiscal year following the attainment of Summit, division and personal performance standards but which are not intended to qualify for the Performance Based Exemption. Performance stock awards, in addition to requiring the future satisfaction of performance goals prior to being earned, may contain restrictions upon transferability after being earned which lapse in annual increments following the attainment of the performance goals. Incentive stock awards typically consist of a portion (generally one-fifth of the total award) which is transferred without restriction to the participant immediately upon being awarded and a remaining portion (generally four-fifths of the total award) which contains restrictions on transferability which lapse in annual increments generally over the four years following the award, provided the executive remains in the employ of Summit during that time. Performance stock awards are reported in the Summary Compensation Table under column (h) as LTIP (long term incentive plan) Payouts in the year a particular performance stock award is made (and the year to which the related performance goal pertains), although Compensation Committee certification of performance goal attainment does not occur, and distribution of awarded shares does not commence, until the year following the year the award is made. By contrast, incentive stock awards are reported in the Summary Compensation Table in the year preceding the year the award is made because incentive stock awards are based exclusively on services rendered in such preceding year and are not further conditioned upon attainment of performance goals. Pursuant to regulations of the SEC, the unrestricted portion of an annual incentive stock award is reported as annual compensation in column (d) of the Summary Compensation Table and the remaining restricted portion of the award, which is distributed in annual installments as restrictions on transferability lapse, generally in four equal annual installments, is reported as long-term compensation in column (f) of the Summary Compensation Table.

     The Compensation Committee periodically utilizes surveys and recommendations provided by outside compensation consultants to establish a long-term performance stock program guideline. Following the end of a fiscal year and based on the foregoing, the Chief Executive Officer determines an appropriate stock award recommendation for each executive officer. The Compensation Committee then weighs as it deems appropriate the performance of each executive officer and the evaluation and recommendation of the Chief Executive Officer and makes incentive stock and performance stock awards after taking into account the overall performance of Summit or one or more elements thereof or such other factors as the Compensation Committee considers relevant. In February, 2000, awards were made of both performance stock and incentive stock, as described above. Incentive stock awards for services rendered in 1999 were made to 346 employees who received an aggregate of 234,945 shares. Additionally, awards of 57,000 shares of performance stock, conditioned on meeting future performance goals, were made to 29 key employees.

     Stock options are a performance-motivating incentive because they have no value unless Summit's stock price increases. Surveys and recommendations provided by outside compensation consultants are periodically used by the

Compensation Committee to establish stock option guidelines (determined in number of options) for each salary level of officer at Summit and each of its subsidiaries. The Compensation Committee, on a subjective basis and entirely within its discretion, then evaluates the overall financial performance of Summit, or any element thereof, and determines whether to grant options in accordance with the stock option program guidelines or amounts greater than or less than the guidelines. The Compensation Committee does not generally consider currently outstanding and previously granted options when making grants. The Compensation Committee does not consider the aggregate size of current grants when making individual grants, but the 1993 Incentive Stock and Option Plan contains a specific individual and aggregate annual grant limitation and the 1999 Non-Executive Option Plan contains a specific individual grant limitation. It is intended that stock options granted under the 1993 Plan qualify for the Performance Based Exemption.

     The stock option program is designed with a broad scope to align the interests of a large number of employees with shareholder interests. In addition to the 1993 Incentive Stock and Option Plan, in April 1999 Summit shareholders approved the adoption of the 1999 Non-Executive Option Plan. This plan was designed to broaden the stock option program to a larger number of employees, including some part-time employees, who were excluded from participation in the 1993 Plan. A total of 2,550 current employees hold one or more stock options granted with respect to the current year or prior years. This amounts to approximately 29.4% of the full-time equivalent work force. With respect to stock options granted for services rendered in 1999, 1,887 employees received options on 3,546,290 shares. Set forth in the Summary Compensation Table are the stock option grants made in February 2000 to the five named executives for services rendered in 1999. The table titled "Option Grants in Last Fiscal Year" sets forth (pursuant to SEC requirements) the stock option grants made to the five named executive officers in 1999 for services rendered in 1998.

     The Compensation Committee's review of surveys and recommendations by outside compensation consultants indicated that Summit's stock-based compensation programs for senior executives had fallen well below Summit's peers but were overweighted towards the incentive stock awards. As a result, the Committee significantly increased guidelines and grants with respect to options, maintained guidelines and made awards approximating guidelines with respect to performance stock awards, and reduced guidelines 25% and made awards approximating guidelines with respect to incentive stock awards. This had the effect of increasing the proportion of an executive's stock-based compensation which is "at risk" for longer periods of time. In making awards approximating guidelines, the Committee considered the same criteria as it did when determining the appropriate cash bonus amounts. Since awards in 1999 for 1998 performance were above guidelines due to corporate performance factors and awards in 2000 for 1999 performance approximated guidelines, these actions also had the result of significantly reducing year-to-year awards of both performance and incentive stock.

     To further encourage employee ownership of Summit common stock, Summit offers a payroll deduction plan which facilitates employee purchases of Summit common stock through the Dividend Reinvestment Plan (at a fair market value determined in accordance with the terms of the Dividend Reinvestment Plan). Employees may also invest in Summit common stock through Summit's Savings Plan.

     Chief Executive Officer. In general, Mr. Semrod's compensation is determined in the same manner as that of other senior executives, as described above. In determining Mr. Semrod's cash bonus, stock option grant and incentive stock and performance stock awards for 1999, the Compensation Committee considered in accordance with the practices and procedures described above the surveys and recommendations of compensation consultants previously cited, including emerging industry compensation trends and Mr. Semrod's performance in enhancing the franchise value of Summit, as well as the same criteria regarding the overall performance of Summit as the Compensation Committee considered when determining the appropriate cash bonus amounts to pay other executive officers.

--------------------------------------------------------------------------------


              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAr

                                                                                ESTIMATED FUTURE PAYOUTS
                                                                            UNDER NON-STOCK PRICE BASED PLANS
                                                                            -----------------------------------
                                                          PERFORMANCE OR
                                                        OTHER PERIOD UNTIL
                                             NUMBER OF     MATURITIES OR    THRESHOLD    TARGET       MAXIMUM
NAME                                      SHARES AWARDED     PAYOUT(1)         (#)         (#)          (#)
----                                      --------------   -------------    ---------     -----      ---------
T. Joseph Semrod (CEO) .................     15,000          12/31/99           0        15,000        15,000
Robert G. Cox ..........................     12,750          12/31/99           0        12,750        12,750
John G. Collins ........................     10,000          12/31/99           0        10,000        10,000
Sabry J. Mackoul .......................      2,750          12/31/99           0         2,750         2,750
James J. Lynch (2) .....................       --                --            --           --            --


----------------

(1) Award of performance stock was based upon attainment of performance goals relating to core deposit growth and closed cross-sell referrals. Upon attainment of the performance goal, the performance stock became fully vested as to one-fifth of the award. The remaining four-fifths of the award became subject to restrictions on transferability which will lapse in four equal annual installments subject to acceleration under certain circumstances, including retirement.

(2) Mr. Lynch joined Summit subsequent to the January, 1999 performance stock awards.

--------------------------------------------------------------------------------

     Compliance with Section 162(m) of the Code. With certain exemptions, including compensation qualifying for the Performance Based Exemption, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million for each such executive for a taxable year. At its 1996 Annual Meeting of Shareholders, Summit proposed and shareholders approved amendments to the Summit Bancorp. 1993 Incentive Stock and Option Plan intended to qualify options and performance stock granted pursuant thereto for the Performance Based Exemption.

Respectfully submitted,

T.J. Dermot Dunphy, Chairman

Elinor J. Ferdon, William M. Freeman, Fred G. Harvey, George L. Miles, Jr., William R. Miller, Raymond Silverstein and Douglas G. Watson.

                             STOCK PERFORMANCE GRAPH

     Set forth below is the five year Cumulative Total Return stock performance graph for (i) Summit common stock, (ii) the Standard & Poor's Major Regional Banks ("S&P Banks") Index, an industry index consisting of 26 major regional banking companies and (iii) the Standard & Poor's ("S&P") 500 Market Index, a broad market index covering the stocks of 500 large capitalization companies.

                                SUMMIT BANCORP.,

                         S&P BANKS INDEX & S&P 500 INDEX

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*


                  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
                  --------  --------  --------  --------  --------  --------
Summit Bancorp     100.00    151.87    193.22    360.37     305.43    221.28
S&P Banks Index    100.00    157.47    215.16    323.53     357.46    306.71
S&P 500 Index      100.00    137.58    169.17    225.61     290.09    351.13

----------

Assumes $100 invested on January 1, 1995

* Total Return assumes reinvestment of dividends

             ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS


     Some executive officers, directors and nominees for election as director of Summit and their associates have deposit accounts with one or more of Summit's bank subsidiaries and may also have transactions with one or more subsidiaries, including loans, in the ordinary course of business. All loans in excess of $60,000 to executive officers and directors and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Summit Bancorp.'s executive officers and directors, and any persons owning ten percent or more of a registered class of Summit's equity securities, to file initial statements of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the SEC and the New York Stock Exchange ("NYSE"). Persons filing such statements are required by SEC regulation to furnish Summit with copies of all such beneficial ownership statements filed under Section 16(a) of the Exchange Act.

     Based solely on Summit's review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, Summit believes that during 1999 all beneficial ownership statements under
Section 16(a) of the Exchange Act which were required to be filed by executive officers and directors of Summit in their personal capacities were filed in a timely manner, with the following exceptions: the Form 4 required to be filed by Mr. Watson in July, 1999 in connection with the purchase of 511 shares was filed four days late and the December, 1999 purchase of 300 shares by Mr. Freeman required to be reported on January 10, 2000 was reported on February 12, 2000.

                  CERTAIN INFORMATION AS TO EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENTS

     Summit entered into an employment contract with Mr. Semrod when he joined Summit in 1981. This contract renews annually for a one-year term, unless the contract is terminated for cause or due to disability or death, or notice of nonrenewal is given 120 days prior to its April 2d anniversary date. No notice of nonrenewal has been given. The contract provided for a minimum base salary of $200,000 per annum, subject to periodic review to reflect the impact of inflation, performance, and competitive compensation levels. Mr. Semrod's contract also provides for a cash bonus formula; however, since the establishment of the Incentive Plan in 1982 and the Management Incentive Plan in 1998, which provide for bonuses to key employees of Summit and its subsidiaries, Mr. Semrod's bonus has been calculated and paid under those plans rather than under the contractual formula.

     Summit entered into an employment agreement with Robert G. Cox at the effective time of Summit's merger with The Summit Bancorporation, which provided for Mr. Cox to serve as the President of SumNJ for an initial term ending March 1, 1999. The initial term of the Agreement was automatically extended one additional year on March 1, 1997 and March 1, 1998. In the employment agreement Mr. Cox agreed that for a period of one year following any termination of the employment agreement he will not accept employment with any national or state bank or thrift institution or affiliate thereof at a place of employment within 25 miles of any branch location of Summit or any of its subsidiaries. Mr. Cox retired from all positions with Summit on March 1, 2000, and will receive benefits under the executive severance plan described on page 21 and the pension plans described on pages 23 and 24. Other terms of his retirement have not yet been finalized.

     Summit and James J. Lynch entered into a letter agreement at the effective time of the merger of Prime Bancorp, Inc. with Summit which provides for Mr. Lynch to serve as a Senior Executive Vice President of Summit and Chairman, Chief Executive Officer and President of SumPA with a base salary of not less than $345,000 and an annual cash bonus of not less than $120,750. In addition, Mr. Lynch agreed that in the event he receives a payment under the Summit Executive Severance Plan or pursuant to his Termination Agreement with Summit he will agree not to accept employment with another bank, savings and loan association or credit union, or holding company thereof, at a principal place of employment within 25 miles of Summit or a Summit bank office then in existence, for a two-year period.

EXECUTIVE SEVERANCE PLAN

     In 1986 the Summit Board adopted the Summit Executive Severance Plan (the "Severance Plan") to enhance the ability of Summit to retain existing management and attract new executives when needed, to reward key executives for their service to Summit with reasonable compensation in the event of a termination of their employment under any of the circumstances set forth in the Severance Plan and to reduce legal expense and management time associated with executive terminations by establishing generally applicable executive severance standards. Key executives of Summit and its subsidiaries are eligible to be selected as Severance Plan participants. All of the individuals listed in the Summary Compensation Table have been selected to be Severance Plan participants. Their period of participation extends through October 15, 2002, with automatic one year extensions each year thereafter unless notice of nonextension is given 90 days prior to the expiration date.

     The Severance Plan provides that, in the event a participant's employment is terminated by Summit or one of its subsidiaries, other than for Cause (as defined in the Severance Plan), death, disability or retirement, or by the participant for Good Reason (defined in the Severance Plan to include a significant reduction or change of duties or responsibilities, a reduction in compensation or benefits, certain relocations and non-renewal of participation in the Severance Plan or the participant's Termination Agreement) within 6 months of any event alleged to constitute Good Reason, the participant, upon signing a Release, Covenant Not to Sue and Non-Disclosure and Non-Solicitation Agreement in the form set forth in the Severance Plan, is entitled to receive:

          o a lump sum cash payment equal to two times the highest annual rate of base salary in effect for the participant during the twelve month period preceding the notice of termination;

          o a lump sum cash payment equal to two times the highest annual cash incentive bonus earned by the participant during the three fiscal years preceding the date of termination; and

          o two years of employee benefits plans participation and outplacement services and one year of perquisites or the cash equivalent.

     All payments and benefits are reduced pro rata within two years of normal retirement. Mr. Lynch's participation letter provides that if he becomes entitled to receive benefits under the Severance Plan at any time during the period from the effective time of the merger of Prime with Summit through the end of the nineteenth full calendar month thereafter, Mr. Lynch will be entitled to receive a lump sum cash amount equal to 2.99 times his base salary and bonus, subject to reduction if necessary to avoid payment of excise taxes, rather than the two times base salary and bonus provided for under the Severance Plan.

     Mr. Lynch's participation letter under the Severance Plan provides that Good Reason includes a termination of employment by Mr. Lynch for any reason other than disability or retirement during the nineteenth full calendar month following the effective time of the merger of Prime with Summit. After the nineteenth full calendar month following the effective time of the merger of Prime with Summit, the foregoing special provisions provided for by Mr. Lynch's participation letter will expire and he will be entitled to the rights and benefits provided generally under the Severance Plan.

TERMINATION AGREEMENTS

     The Board of Directors has approved Termination Agreements with certain executive officers of Summit and its subsidiaries for the purposes of enhancing the ability of Summit and its subsidiaries to retain existing management and attract new executives and of rewarding key executives for their service to Summit and its subsidiaries with reasonable compensation in the event their employment is terminated as provided in the Termination Agreements. In the Termination Agreements, each officer has agreed that in the event any person or entity takes certain steps designed to effect a Change in Control (as defined in the Termination Agreement) of Summit, the officer will not voluntarily leave the employ of Summit (except upon a normal retirement date, and, under Mr. Lynch's agreement, except during the nineteenth month window period described above under "Executive Severance Plan") and will continue to perform the officer's regular duties and services for Summit until such person or entity has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. With the exception of Mr. Cox, who retired from Summit effective March 1, 2000, all of the individuals listed in the Summary Compensation Table are currently parties to Termination Agreements with Summit. The Termination Agreements provide that if, within three years after a Change in Control of Summit, the officer's employment with Summit is terminated by Summit, other than for Cause (as defined in the Termination Agreement), death occurring more than 13 months after the Change in Control, disability or retirement, or by the officer for Good Reason (the definition of which is substantially similar to the definition set forth in the Severance Plan but also includes a termination of employment by the officer for any reason other than disability or normal retirement within 30 days of the first anniversary of an event constituting a Change in Control), the officer is entitled to receive:

          o a lump sum cash payment equal to the difference between (A) the sum of three times the officer's base salary at the highest rate in effect during the twelve-month period preceding the notice of termination, plus three times the highest annual cash bonus earned by the officer during the three preceding fiscal years, and (B) the aggregate lump sum cash amounts relating to base salary and bonus payable to the officer under Summit's Executive Severance Plan in the event of the termination of the officer's employment; and

          o upon retirement an amount of total retirement benefits equal to that which the officer would have received from defined benefit retirement plans of Summit if the officer's employment had continued until the earlier of the officer's normal retirement date or ten years beyond the termination date.

     The officer is also entitled to remain an active participant in most employee welfare benefit plans for a period of 36 months after the date of termination. The Termination Agreements further provide that in the event any payment or benefit received or to be received by the officer pursuant to the Termination Agreements or any other plan, arrangement or agreement of Summit would, in the opinion of independent tax counsel, be subject to the excise tax imposed by Section 4999 of the Code, Summit shall pay to the officer an amount that would restore the officer to the same after tax position as if the excise tax had not been imposed.

     To come within the terms of the Termination Agreements the Change in Control of Summit must occur, or efforts designed to lead to a Change in Control of Summit must commence, before the earlier (i) the officer's death, disability or retirement or (ii) October 15, 2002. The Termination Agreements provide for automatic renewal on the day following October 15, 2002 and each annual anniversary thereafter unless the officer is no longer employed by Summit or a subsidiary of Summit on such date, the officer has reached normal retirement date or Summit has given twelve months notice that it will not extend the Termination Agreement.

GRANTOR TRUST

     The Board of Directors has authorized the establishment of a trust to hold assets for the payment of benefits that may become payable to participants in the Severance Plan and executive officers who are parties to Termination Agreements with Summit and for such other plans or obligations of Summit as may be determined by the Board. The trust would be revocable prior to the occurrence of a "change in control," at which time it would become irrevocable.

STOCK AND OPTION PLANS

     The terms of Summit's 1993 Incentive Stock and Option Plan and 1999 Non-Executive Option Plan provide that upon any change in control of Summit all unexercisable employee stock options become immediately exercisable and all stock awards subject to restrictions on transferability become immediately released from such restrictions. In addition, under the 1993 Plan, all stock awards subject to restrictions on transferability become immediately vested upon an employee's retirement. These terms apply to all employees holding unexercisable stock options and restricted stock awards, including executive officers.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     Summit has adopted stock ownership guidelines for senior management officers. Covered officers have five years from the later of March 1, 1998 or the date the officer becomes a participant to achieve the targets, which are expressed as a multiple of base salary as follows: (i) Chairman and Chief Executive Officer: six times base salary; (ii) President and Vice Chairman: five times base salary; (iii) Senior Executive Vice Presidents: four times base salary; (iv) Executive Vice Presidents: two or three times base salary, depending upon salary grade. Shares must be beneficially owned to be included for guidelines purposes and may include shares owned by certain family members and trusts, shares held through Summit's Savings Plan, the value of shares that may be acquired upon the exercise of exercisable but unexercised options and shares held in street name. Each of the executive officers included in the Summary Compensation Table has achieved the applicable target. Summit also has guidelines for ownership of stock acquired through Summit's executive stock program that strongly encourage the retention of at least one-half of the stock acquired through Summit's stock option and stock award programs.

PENSION PLANS

     Summit maintains a noncontributory pension plan, qualified as a "defined benefit" pension plan under the Code, which applies to salaried employees, including executive officers, of Summit and its subsidiaries (the "Basic Plan"). Due to certain benefit restrictions placed on the Basic Plan by the Code, Summit also maintains a retirement restoration plan and a supplemental retirement plan applicable to all salaried employees covered by the Basic Plan (the "Supplemental Plans"). In addition, Summit has a supplemental retirement plan applicable to certain members of senior management selected by the Compensation Committee, including all of the individuals listed in the Summary Compensation Table, (the "Enhanced Retirement Income Plan"). The following table sets forth the estimated total annual pension benefits payable under the Basic Plan, the Supplemental Plans and the Enhanced Retirement Income Plan (if applicable) at normal retirement (age 65) at the Years of Credited Service and salary levels indicated:

                               PENSION PLAN TABLE

                                              ANNUAL BENEFIT FOR YEARS OF CREDITED
   HIGHEST AVERAGE                                   SERVICE INDICATED (a)
  YEARLY SALARY OF           ------------------------------------------------------------------------
CONSECUTIVE 60 MONTHS        15 YEARS        20 YEARS        25 YEARS       30 YEARS         35 YEARS
---------------------        --------        --------        --------       --------         --------
    $200,000 .............   $ 58,421        $ 77,894        $ 97,368     $  116,841      $  120,000
    $400,000 .............    118,421         157,894         197,368        236,841         240,000
    $600,000 .............    178,421         237,894         297,368        356,841         360,000
    $800,000 .............    238,421         317,894         397,368        476,841         480,000
    $1,000,000 ...........    298,421         397,894         497,368        596,841         600,000
    $1,200,000 ...........    358,421         477,894         597,368        716,841         720,000
    $1,400,000 ...........    418,421         557,894         697,368        836,841         840,000
    $1,600,000 ...........    478,421         637,894         797,368        956,841         960,000
    $1,800,000 ...........    538,421         717,894         897,368      1,076,841       1,080,000
    $2,000,000 ...........    598,421         797,894         997,368      1,196,841       1,200,000


----------

(a) Years of Credited Service are defined by the plan as years of full-time employment after the employee has attained age 21.


     Covered compensation under the Basic and Supplemental Plans includes only base salary, whereas the Enhanced Retirement Income Plan provides for inclusion of bonus payments under the Company's cash bonus plans as part of the compensation component used to calculate benefits. Accordingly, for the five individuals named in the Summary Compensation Table covered compensation under "Highest Average Yearly Salary of Consecutive 60 Months" in the table above includes base salary and cash bonus (but not restricted stock bonus) reported under the "Salary" (column (c)) and "Bonus" (column (d)) columns of the Summary Compensation Table. The benefits listed in the Pension Plan Table are not subject to offsets for Social Security or other benefits received by retirees. The listed benefits are those payable if the straight life annuity method of distribution is chosen. Years of Credited Service under the Basic Plan for the executive officers listed in the Summary Compensation Table are as follows: Mr. Semrod, 18 years; Mr. Cox, 3 years; Mr. Collins, 13 years; Mr. Mackoul, 34 years and Mr. Lynch, 1 year.

     Mr. Semrod's employment contract provides for supplemental retirement benefits calculated in accordance with the formulas of the Basic Plan, the Supplemental Plans and the Enhanced Retirement Income Plan, subject to the limitations in such plans most favorable as to ceilings on maximum retirement benefits payable, but without regard to the benefit limitations imposed by the Code, and credits Mr. Semrod with years of service commencing February 1, 1963 (an additional 18 years).

     Employees and former employees who formerly worked for United Jersey Bank/Commercial Trust (a predecessor bank to SumNJ), including Mr. Collins, are covered for service before August 1, 1988 (January 1, 1987 in the case of Mr. Collins) by a defined benefit, noncontributory pension plan which provides for benefits lower than those described above for the Basic Plan of Summit. Mr. Collins has 16 Years of Credited Service under this plan. Such employees are covered by the Basic Plan and Supplemental Plans for service on and after August 1, 1988 (January 1, 1987 in the case of Mr. Collins).

     Employees and former employees who formerly worked for The Summit Bancorporation (a predecessor to Summit Bancorp.), including Mr. Cox and John R. Feeney, are covered for service before January 1, 1997 by a defined benefit, noncontributory pension plan ("Bancorporation Plan") which provides for benefits, in general, marginally lower than those described above for the Basic Plan; however, the compensation component of the formula used to determine benefits under the Bancorporation Plan, unlike the Basic Plan, uses the highest average salary over a consecutive 36-month period. Mr. Cox has 23 years of Credited Service under the Bancorporation Plan. Such employees and former employees are covered by the Basic Plan and Supplemental Plans for service on and after January 1, 1997.

     Certain former officers of The Summit Bancorporation, including Messrs. Cox and Feeney, are covered by a supplemental executive retirement plan ("SERP") maintained by The Summit Bancorporation prior to its merger with Summit and assumed by Summit in that merger. The SERP provides for payment of retirement benefits calculated in accordance with the benefit formula of the Bancorporation Plan but which otherwise cannot be paid by a qualified pension plan under terms of the Code. The SERP was terminated for periods of service after December 31, 1996, and provides, among other things, for persons who were participants in the SERP on March 1, 1996 (because the merger constituted a "change of control" under the SERP on that date) to be credited with years of service under the SERP through age 65, regardless of their age on March 1, 1996 or at the time of their retirement.

     Employees of Summit should refer to the more detailed Summary Plan Descriptions available to them.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the selection of KPMG LLP, independent certified public accountants, to audit the accounts of Summit for 2000.

     Representatives of KPMG LLP, who were also Summit's auditors for the year 1999, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

                                  OTHER MATTERS

SOLICITATION OF PROXIES

     Proxies may be solicited by mail, telephone, telegram, facsimile transmission or other electronic methods and personal meetings and interviews. Certain executive officers and managerial and administrative employees of Summit and its subsidiaries may solicit proxies on behalf of Summit, for which such officers and employees will receive no additional compensation other than reimbursement for actual expense incurred in connection therewith. Summit has retained Georgeson Shareholder Communications, Inc., Inc. to assist in the solicitation of proxies for a fee of $6,500, plus reasonable out-of-pocket expenses. Summit will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares. Summit will bear all of the expenses incurred in connection with this solicitation.

SHAREHOLDER PROPOSALS

     The Board of Directors will consider and include in the Proxy Statement for the 2001 Annual Meeting proposals which meet the regulations of the SEC and New Jersey law and which comply with Summit's By-Laws. In order to be considered for inclusion, proposals must be received on or before November 6, 2000. Proposals should be addressed to the Secretary.

     The By-Laws of Summit provide that shareholder proposals which do not appear in the Proxy Statement may be considered at an annual meeting of shareholders only if written notice of the proposal is received by the Secretary of Summit not less than 80 and not more than 100 days before the anniversary of the preceding year's annual meeting provided, however, that, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to such annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any such notice of a shareholder proposal by a shareholder to the Secretary of Summit must be accompanied by (a) the name and address of the shareholder who intends to present the proposal for a vote, (b) a representation that such shareholder is a holder of record of shares entitled to vote at the meeting, (c) a description of all agreements, arrangements or understandings between such shareholder and any other shareholder relating to the proposal to be voted on and any financial contractual interest of such shareholder in the outcome of such vote and (d) such other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such proposal pursuant to the proxy rules of the SEC.

     The vote of a plurality of the shares cast at the Annual Meeting is necessary to elect the seven Directors. The vote of a majority of shares cast at the Annual Meeting is necessary to ratify the selection of independent certified public accountants. For purposes of determining the number of votes cast with respect to a matter, only those cast "for" or "against" are included. Abstentions will not be counted "for" or "against" for purposes of determining the number of votes cast with respect to a matter but will be counted as present for quorum purposes. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners will be treated as present for quorum purposes but also will not be counted as votes "for" or "against" for purposes of determining the number of votes cast.

     We urge you to vote your shares by telephone, via the Internet or by mail, as promptly as possible.

     We sincerely hope that you will attend the meeting.


                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   T. JOSEPH SEMROD
                                   Chairman of the Board and
                                   Chief Executive Officer


Dated: March 7, 2000

     IT IS IMPORTANT THAT YOUR SHARES ARE VOTED AT THE ANNUAL MEETING. YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL. PLEASE ACT TODAY.

     COPIES OF THE CORPORATION'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 ARE AVAILABLE WITHOUT CHARGE BY WRITING TO THE SUMMIT BANCORP. CORPORATE COMPTROLLER, P.O. BOX 2066, PRINCETON, NEW JERSEY 08543-2066.

              [GRAPHIC OF MAP GIVING DIRECTIONS TO ANNUAL MEETING]

--------------------------------------------------------------------------------

                                     NOTICE

                        ADMITTANCE TO THE ANNUAL MEETING

     In order to accommodate our shareholders, admission to the Annual Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of Summit Common Stock. PERSONS WITHOUT SUCH PROOF WILL NOT BE SEATED UNTIL THE MEETING STAFF DETERMINES THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE ALTOGETHER.

     Attendees should at all times wear the official name tag provided by the Welcome Desks in order that the meeting staff may readily identify attendees admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Annual Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Annual Meeting but will not be submitting a proxy card with the appropriate box marked, please notify Summit at the following address as soon as possible: Corporate Secretary, ATTN: Annual Meeting Admissions, Summit Bancorp., 301 Carnegie Center, PO. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official name tag in advance and eliminate unnecessary delays upon your arrival at the Annual Meeting.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


 P                               SUMMIT BANCORP
               Proxy Solicited on Behalf of the Board of Directors
 R         of Summit Bancorp for the Annual Meeting on April 14, 2000

 O The undersigned hereby constitutes and appoints Robert L. Boyle, T.J. Dermot Dunphy and Elinor J. Ferdon and each of them, the undersigned's
 X true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of
 Y SUMMIT BANCORP. to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey on Friday, April 14, 2000, and at any adjournments thereof, on all matters coming before said meeting.

          Election of Directors, Nominees:

          James C. Brady, T. J. Dermot Dunphy, Thomas H. Hamilton, Arthur J. Kania, Francis J. Mertz, T. Joseph Semrod, Douglas G. Watson

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.

                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                                                                            1724
[X] Please mark your votes as in this example.

     This proxy, when properly executed and timely returned, will be voted in the manner you direct. If no direction is made, this proxy will be voted FOR the election of the listed Director nominees and FOR proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

--------------------------------------------------------------------------------
                                             FOR     WITHHELD
1. Election of Directors (See Reverse)       [ ]       [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------
                                             FOR     AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]       [ ]        [ ]

--------------------------------------------------------------------------------
[ ] Please mark this box if you plan to attend the Annual Meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



-------------------------------------------------

-------------------------------------------------
 SIGNATURE(S)                        DATE



Summit Bancorp encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     1.   To vote over the Internet:

          o Log on to the Internet and go to the Web site http://www.vote-by-net.com.

     2.   To vote over the telephone:

          o On a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, seven days a week.


Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.


               YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


V                                SUMMIT BANCORP.
O                            PRIME BANK 401(k) PLAN
T                  Solicited on Behalf of the Board of Directors
I                              of SUMMIT BANCORP.
N                   for the Annual Meeting on April 14, 2000
G
     The undersigned hereby directs Trustar Retirement Services (formerly Delaware Charter Guarantee and Trust Co.), Trustee of the Prime Bank
I    401(k) Plan, to vote all of the shares of Summit Bancorp. which are held
N    in the undersigned's Plan account at the Annual Meeting of Shareholders
S    of SUMMIT BANCORP. to be held on Friday, April 14, 2000 at The Hyatt
T    Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road,
R    Princeton, New Jersey, and at any adjournments thereof, as designated on
U    the reverse, and in its discretion on such other matters as may properly
C    come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          James C. Brady, T.J. Dermot Dunphy, Thomas H. Hamilton, Arthur J. Kania, Francis J. Mertz, T. Joseph Semrod, Douglas G. Watson.

C
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.
                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                                                                            4036
[X] Please mark your votes as in this example.
     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your account in the manner deemed by the Trustee to be in Plan participants' best interests.


            THE SUMMIT BANCORP BOARD OF DIRECTORS RECOMMENDS A VOTE
                           FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
                                             FOR     WITHHELD
1. Election of Directors (See Reverse)       [ ]       [ ]

For, except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------
                                             FOR     AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]       [ ]        [ ]

--------------------------------------------------------------------------------




                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE(S):                DATE



Summit Bancorp encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     1.   To vote over the Internet:

          o Log on to the Internet and go to the Web site http://www.vote-by-net.com.

     2.   To vote over the telephone:

          o On a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, seven days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.


               YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


V                                SUMMIT BANCORP.
O                            SAVINGS INCENTIVE PLAN
T                Solicited on Behalf of the Board of Directors
I                              of SUMMIT BANCORP.
N                   for the Annual Meeting on April 14, 2000
G
     The undersigned hereby directs Summit Bank, Trustee of the SUMMIT BANCORP.
I    Savings Incentive Plan, to vote all of the shares of Summit Bancorp. which
N    are held in the undersigned's Plan account at the Annual Meeting of
S    Shareholders of SUMMIT BANCORP. to be held on Friday, April 14, 2000 at The
T    Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road,
R    Princeton, New Jersey, and at any adjournments thereof, as designated on
U    the reverse, and in its discretion on such other matters as may properly
C    come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          James C. Brady, T.J. Dermot Dunphy, Thomas H. Hamilton, Arthur J. Kania, Francis J. Mertz, T. Joseph Semrod, Douglas G. Watson

C
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.
                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                                                                            4036
[X] Please mark your votes as in this example.

     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your Sub-Fund B account in the manner deemed by the Trustee to be in Plan participants' best interests.


     THE SUMMIT BANCORP. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
                                             FOR     WITHHELD
1. Election of Directors (See Reverse)       [ ]       [ ]

For, except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------
                                             FOR     AGAINST    ABSTAIN
2. Ratification of Independent Accountants   [ ]       [ ]        [ ]

--------------------------------------------------------------------------------




                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE(S):                DATE



Summit Bancorp encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     1.   To vote over the Internet:

          o Log on to the Internet and go to the Web site http://www.vote-by-net.com.

     2.   To vote over the telephone:

          o On a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, seven days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy ca;rd.


               YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.


--------------------------------------------------------------------------------